Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

Pegasus Digital Mobility Acquisition Corp.

Cayman Islands

We hereby consent to the use in the Proxy Statement/Prospectus constituting a part of this Registration Statement/Proxy Statement on Form F-4 of our report dated March 28, 2023, relating to the financial statements of Pegasus Digital Mobility Acquisition Corp., which is contained in that Proxy Statement/Prospectus. Our report contains an explanatory paragraph regarding the Company’s ability to continue as a going concern.

We also consent to the reference to us under the caption “Experts” in the Proxy Statement/Prospectus.

/s/ BDO USA, P.C.

New York, New York

September 26, 2023